The Commonwealth of Massachusetts
William Francis Galvin
Secretary Of The Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles Of Organization
(General Laws Chapter 156d, Section 10.07; 950 Cmr 113.34)

1.    Exact name of corporation : LXU Healthcare, Inc.

2.    Registered office address: 101 Federal Street, Boston, MA 02110

3.    Date restated articles of organization adopted: December 10, 2004.

4.    Please check appropriate box

☐   The restated articles were adopted by the directors without shareholder approval and shareholder approval was not required;

OR

☒   The restated articles were approved by the board of directors and the shareholders in the manner required by General Laws, Chapter 156D and the articles of organization.

5.    The following is all the information required to be in the original articles of organization except that the supplemental information provided for in Article VIII of the articles of organization is not required. Any change to Article VIII must be made by filling a Statement of Change of Supplemental Information.

ARTICLE I.

The name by which the corporation shall be known is:

LXU Healthcare, Inc.

ARTICLE II.

The purpose for which the corporation is formed is as follows:

To engage in the research, development, manufacturing, sale and distribution, at wholesale or retail, of all products dealing with optics or fiber optics, including without limitation the manufacture of glass and lenses, and to do any act which a corporation may lawfully do in this Commonwealth. In general, to carry on any or all of the business of the corporation as principal, agent or contractor, and to carry on any other business incidental to and in connection with the foregoing and to have and exercise all the powers conferred by the laws of Massachusetts upon corporations formed under the General Laws of Massachusetts, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do. To do everything necessary and proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things, incidental to or growing out of or connected with the aforesaid business or powers, or any part or parts thereof; provided, the same is not inconsistent with the laws under which this Corporation is organized. To act as designers and manufacturers of electro-mechanical-fiber-optical and special equipment and devices for the hospital, medical, microsurgical, veterinary, industrial, scientific and other related fields.

ARTICLE III.

State the total number of shares and par value,** if any, of each class of stock that the corporation is authorized to issue. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
CNP	0	PWP	500,000	$1.00
PNP	10,000,000	CWP	75,000,000	$.01

Article IV.

The total number of shares of all classes of stock which LXU Healthcare, Inc. (the “Corporation”) shall have authority to issue shall be 85,500,000 shares, consisting of (i) 75,000,000 shares of the Corporation’s common stock, $0.01 value per share (“Common Stock”), (ii) 500,000 shares of the Corporation’s preferred stock, par value $1.00 per share (the “Par Value Preferred Stock”), and (iii) 10,000,000 shares of the Corporation’s preferred stock, no par value per share (the “No Par Value Preferred Stock” and together with the Par Value Preferred Stock, the “Preferred Stock”).

The following is a statement of the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof in respect of each such class of stock of the Corporation.

A.        COMMON STOCK

In all respects, including but not limited to, dividend, liquidation and voting rights, the Common Stock shall, on a share for share basis, have equal rights. No dividend shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Each holder of shares of Common Stock shall be entitled to one vote for all purposes for each share of Common Stock held.

Except for and subject to those rights expressly granted to the holders of any series of Preferred Stock, and except to the extent otherwise provided in the Corporation’s Articles of Organization or Bylaws or by applicable law, the holders of Common Stock shall have exclusively all rights of stockholders of the Corporation under the Massachusetts Business Corporation Law, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific-amounts which they are entitled to receive upon liquidation, as provided in the Corporation’s Articles of Organization, as amended.

  ** G.L. c. 156D eliminates the concept of par value. See Section 6.21 and the comments relative thereto.

B.        PREFERRED STOCK

The Board of Directors (or a committee thereof) is authorized to establish one or more class or series of Preferred Stock and, to the extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of the Preferred Stock, including, but not limited to:

(a)  the number of shares to constitute such class or series and the distinguishing designation thereof;

(b)  the dividend rate (cumulative or noncumulative) on the shares of such class or series and the preferences, if any, and the special and relative rights of such shares of such class or series as to dividends;.

(c)  whether or not the shares of such class or series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

(d)  the preferences, if any, and the special and relative rights of the shares of such class or series upon liquidation of the Corporation;

(e)  whether or not the shares of such class or series shall be subject to the operation of a sinking or purchase fund and, if so, the terms and provisions of such fund;

(f)  whether or not the shares of such class or series shall be convertible into shares of any other class or any other series of the same or any other class of stock of the Corporation and, if so, the conversion price or ratio and other conversion rights;

(g)  the conditions under which the shares of such class or series shall have separate voting rights or no voting rights; and

(h)  such other designations, preferences and relative, participating optional or other special rights and qualifications, limitations or restrictions of such class or series to the full extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts.

In the event that at any time the Board of Directors (or a committee thereof) shall have established and designated one or more class or series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors (or a committee thereof) as being a part of a class or series previously established or a new class or series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular class or series, the Board of Directors (or a committee thereof) may at any time authorize the issuance of additional shares of the same class or series.

SERIES G CONVERTIBLE REDEEMABLE PREFERRED STOCK

1.    Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series G Convertible Redeemable Preferred Stock” (the “Series G Preferred Stock”), and the aggregate number of shares constituting such series shall be 230,000. The initial issue price of the Series G Preferred Stock shall be $32.00 per share (the “Original Issue Price”).

2.    Rank. The Series G Preferred Stock shall, with respect to dividend distributions, redemptions and distributions on liquidation, winding up and dissolution, rank (i) senior to the Company's common stock, $.01 par value per share (the “Common Stock”), the Company's Series A Preferred Stock, $1.00 par value per share (the “Series A Preferred Stock”), the Company's Series B Convertible Preferred Stock, $1.00 par value per share (the “Series B Preferred Stock”), the Company's Series C Convertible Preferred Stock, $1.00 par value per share (the “Series C Preferred Stock”), the Company's Series D Exchangeable Preferred Stock, $1.00 par value per share (the “Series D Preferred Stock”), the Company's Series E Convertible Preferred Stock, no par value per share (the “Series E Preferred Stock”), the Company's Series F Convertible Redeemable Preferred Stock, no par value per share (the “Series F Preferred Stock”), and to each other class or series of Capital Stock of the Company now or hereafter authorized, issued or outstanding which by its terms expressly provide that it is junior to the Series G Preferred Stock or which does not specify its rank (collectively referred to as the “Junior Securities”), (ii) on a parity with each class of Capital Stock or series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series G Shares as provided in Section 10 hereof and specifically provide that such class or series will rank on a parity with the Series G Preferred Stock as to dividend distributions, redemptions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the “Parity Securities”) and (iii) junior to each other class of Capital Stock or other series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series G Shares as provided in Section 10 hereof and which specifically provide that such class or series will rank senior to the Series G Preferred Stock as to dividend distributions, redemptions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the “Senior Securities”).

3.    Dividends.

(a)    Dividends Payable. The holders of shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, and as set forth in Sections 4(a), 5(a), 6 and 7(c) hereof, dividends out of the entire assets and funds of the Company legally available therefore. Dividends shall be payable to holders of Series G Preferred Stock at the annual rate of eight percent (8%) of the Original Issue Price per annum on each outstanding share of Series G Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends shall be payable in cash, except in the circumstances set forth in Section 5(a) hereof. Dividends shall be payable only to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the “Record Date”). All dividends paid with respect to shares of Series G Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends on the Series G Preferred Stock shall accrue, shall be cumulative and shall compound annually (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date thereof.

(b)    Preference. The holders of shares of the Series G Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any Junior Securities.

(c)    Parity. The holders of shares of the Series G Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof on a pro rata basis with respect to any dividends upon any Parity Securities.

4.    Liquidation Preference.

(a)    Amount Payable. Upon any Liquidation Event, the holders of shares of Series G Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $64.00 for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon, to the date of such Liquidation Event (the “Liquidation Preference”). Payment of the Liquidation Preference to each holder of Series G Preferred Stock shall be made prior to the payment of any amounts in respect of any Junior Security. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series G Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series G Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

(b)    Interim Liquidation Preference. Notwithstanding anything to the contrary in Section 4(a) of this Certificate of Vote, until the sale and issuance by the Company of not less than an aggregate of 70,452 shares of Series G Preferred (the “Subsequent Issuance”), not including any issuance of shares of Series G Preferred in exchange for shares of Series E Preferred Stock of the Company on the Initial Issue Date, upon any Liquidation Event occurring prior to the Subsequent Issuance the holders of shares of Series G Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $160.00 for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon, to the date of such Liquidation Event (the “Interim Liquidation Preference”). If the assets of the Company are not sufficient to pay in full the Interim Liquidation Preference payable to the holders of outstanding shares of the Series G Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series G Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Upon the occurrence of the Subsequent Issuance this Section 4(b) shall cease for all purposes to have any effect, and the provisions of Section 4(a) of this Certificate of Vote shall regulate the entitlements of the holders of Series G Shares upon any Liquidation Event.

(c)    Remaining Assets. Upon the completion of the distribution of the Liquidation Preference, the holders of shares of Series G Preferred Stock shall be entitled to participate in the distribution of any remaining assets of the Company as if such holders had converted their shares Series G Preferred Stock into Common Stock immediately prior to such Liquidation Event.

(d)    Liquidation Event. “Liquidation Event” shall mean any of the following events: (i) the commencement by the Company of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against the Company with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of the Company; (iii) the commencement by the Company of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar taw of any jurisdiction whether now or hereafter in effect relating to the Company; (iv) the commencement against the Company of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of the Company insolvent or bankrupt, or the adoption by the Company of a plan of liquidation, or (vi) the filing of a certificate of dissolution in respect of the Company with the Secretary of Commonwealth of The Commonwealth of Massachusetts; in any of cases (i) through (v) above, in a single transaction or series of related transactions.

5.    Conversions. The holders of shares of Series G Preferred Stock shall have the following conversion rights:

(a)    Right to Convert. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series G Preferred Stock shall have the right at its option at any time (1) after the sooner of (x) the increase of the number of authorized shares of Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Company or otherwise, and (y) December 31, 2002, and (2) prior to automatic conversion as set forth in Section 5(o) or optional redemption, or redemption pursuant to an Extraordinary Transaction, each as set forth in Section 6, to convert any such shares of Series G Preferred Stock (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the amount distributable on the Series G Preferred Stock) into the number of fully paid and nonassessable shares of Common Stock as is obtained by (i)(A) multiplying the number of shares of Series G Preferred Stock to be so converted by $32.00 and (B) adding the total accrued but unpaid dividends on such shares of Series G Preferred Stock as of the date of the written notice described in the immediately following sentence and (ii) dividing the result in clause (i) above by the conversion price of $0.32 or, in case an adjustment of such conversion price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series G Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series G Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series G Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b)    Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 5(a) and surrender of the certificate or certificates for the share or shares of Series G Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series G Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series G Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c)    Fractional Shares; Dividends; Partial Conversion. Subject to the last sentence hereof, no fractional shares shall be issued upon conversion of Series G Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series G Preferred Stock represented by the certificate or certificates surrendered  pursuant to  Section 5(a)  exceeds  the  number of shares converted,  the Company shall, upon such conversion,  execute and deliver to the holder,  at  the expense of  the Company,  a  new certificate or certificates  for  the  number of shares of  Series G  Preferred  Stock represented  by  the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series G Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company.

(d)    Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 5(e), if and whenever the Company shall issue or sell, or is, in accordance with Sections 5(d)(1) through 5(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price of the Series G Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price thereof shall be reduced to the price equal to the lowest price at which such shares of Common Stock were issued, sold or deemed to have been issued or sold. For purposes of this Section 5(d), the following Sections 5(d)(1) to 5(d)(7) shall also be applicable:

(1)    Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Capital Stock or any stock or debt or equity security convertible into or exchangeable for Capital Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

(2)    Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale,  then  the total  maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided, that (a) except as otherwise provided in Section 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)    Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 5(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(d)(1) or 5(d)(2), or the rate at which Convertible Securities referred to in Section 5(d)(1) or 5(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 5(d)(3) shall result in an increase in the Conversion Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Conversion Price.

(4)    Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5)    Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, net of any expenses included and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(6)    Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase. as the case may be.

(7)    Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 5(d).

(e)    Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price due to any issuances of Common Stock pursuant to (i) the exercise or conversion of Convertible Securities and Options outstanding on the Initial Issue Date, (ii) the issuance or exercise of the Series G Warrants, (iii) (a) the issuance of Options to purchase up to an aggregate of 3,250,000 shares of Common Stock to officers, directors and employees of the Company and its Subsidiaries pursuant to the Company 1997 Stock Option Plan or any other stock option plan approved by the Board of Directors and at least 60% of the Series G Preferred and (b) the issuance of Options to purchase an aggregate of 3,250,000 shares of Common Stock and 7,500 shares of Series G Preferred to Bradford C. Walker pursuant to the Employment Agreement, dated as of August 6, 2002, between the Company and Bradford C. Walker, (iv) the adjustment by the Company to the purchase price of warrants to purchase an aggregate of 140,330 shares of Common Stock which were issued by PrimeSource Surgical, Inc. in connection with its issuance of Series B-3 Convertible Preferred Stock, (v) the issuance of shares of Capital Stock of the Company and Options to purchase shares of Capital Stock of the Company pursuant to the Conversion and Exchange Agreement, dated as of August 6, 2002, between the Company and certain parties thereto, (vi) the issuance of shares of Series G Preferred Stock and warrants to purchase Common Stock pursuant to the Purchase Agreement, dated as of August 6, 2002, between the Company and Purchasers named in Schedule I thereto and (vii) any adjustment to the purchase price of the 1,625,000 warrants to purchase shares of Common Stock issued pursuant to a Unit Purchase Agreement dated June 28, 2001.

(f)    Subdivision or Combination of Common Stock. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 5(d) by reason thereof.

(g)    Reorganization or Reclassification. With the exception of any transaction consummated or undertaken by the Company as a result of or pursuant to an election under Section 6(b) hereof, if any capital reorganization or reclassification of the Capital Stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series G Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series G Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to. the number of shares of such Common Stock theretofore receivable upon conversion.

(h)    Notice of Adjustment. Upon any adjustment of the Conversion Price then, and in each such case, the Company shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telefax, addressed to each holder of shares of Series G Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which calculation is based.

(i)    Other Notices. In case at any time:

(1)    the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)    the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)    there shall be any capital reorganization or reclassification of the Capital Stock of the Company, or a consolidation or merger of the Company with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets, or any other Change of Control; or

(4)    there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in anyone or more of said cases, the Company shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telefax, addressed to each holder of any shares of Series G Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up. at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(j)    Stock to be Reserved. At all times after the earlier of (X) the Company's annual meeting required by the Company's Bylaws to be held in December 2002 and (Y) December 31, 2002, the Company will at all times reserve and keep available out of its authorized Common Stock, such number of shares of Common Stock as shall then be issuable upon the exercise, conversion or exchange, as the case may be, of all outstanding Options and other Convertible Securities, including without limitation the Series G Preferred Stock. The Company covenants that all shares of Common Stock which shall be issued upon conversion of the Series G Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. Unless consented to in writing by the holders of at least 60% of the then outstanding shares of Series G Preferred Stock, the Company will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series G Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Organization.

(k)    No Reissuance of Series G Preferred Stock. Shares of Series G Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

(l)    Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series G Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series G Preferred Stock which is being converted.

(m)    Closing of Books. The Company will at no time close its transfer books against the transfer of any Series G Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series G Preferred Stock in any manner which interferes with the timely conversion of such Series G Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(n)    Definition of Common Stock. As used in this Section 5, the term “Common Stock” shall mean the Company's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series G Preferred Stock, and shall also include any Capital Stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, that the shares of Common Stock receivable upon conversion of shares of Series G Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 5(g).

(o)    Automatic Conversion. At any time after the amendment of the Articles of Organization to increase the number of authorized shares of Common Stock to at least 68,000,000, each share of Series G Preferred Stock shall automatically convert to shares of Common Stock at the then applicable Conversion Price (prior to giving effect to any sale of shares pursuant to the public offering) upon the earlier of (i) the Company's consummation of a firm commitment public offering of shares of Common Stock underwritten by a mutually acceptable investment bank pursuant to an effective registration statement under the Securities Act in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and which such offering implies a pre-offering equity valuation of at least $110,000,000 and (ii) the date specified by written consent or agreement of the holders of 60% of the outstanding shares of Series G Preferred Stock. The holders of shares of Series G Preferred Stock so converted may deliver to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Company shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 5(c). Until such time as a holder of shares of Series G Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

(p)    The Company will not, by amendment of its Articles of Organization or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series G Preferred Stock with respect to conversion to Common Stock, any Liquidation Event and any Extraordinary Transaction against impairment.

6.    Redemption.

(a)    Optional Redemption; Redemption Date. At any time on or after June 30, 2005, the holder(s) of not less than 60% of the then outstanding shares of Series G Preferred Stock (a “60% Interest”) may elect to have an (but not less than all) of the outstanding shares of Series G Preferred Stock redeemed. In such event, the Company shall redeem all (but not less than all) of the outstanding shares of Series G Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to the greater of (i) the fair market value of such share of Series G Preferred Stock on an as converted basis or (ii) two hundred percent (200%) of the Original Issue Price for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to an accrued but unpaid dividends thereon as of such date (such amount, the “Redemption Amount”). Any election by a 60% Interest pursuant to this Section 6 shall be made by written notice to the Company and the other holders of Series G Preferred Stock at least fifteen (15) days prior to the elected redemption date. Upon such election, all holders of Series G Preferred Stock shall be deemed to have elected to have their shares of Series G Preferred Stock redeemed pursuant to this Section 6 and such election shall bind all holders of Series G Preferred Stock. Each holder of shares of Series G Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 5(a) instead of giving effect to the provisions contained in this Section 6 with respect to the shares of Series G Preferred Stock held by such holder.

(b)    Extraordinary Transactions. Notwithstanding the provisions of Section 6(a), at any time upon the election of a 60% Interest to have the Series G Preferred Stock redeemed or otherwise to participate in connection with an Extraordinary Transaction (as defined below), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless a particular holder of Series G Preferred Stock elects to convert its shares of Series G Preferred Stock into Common Stock in accordance with the conversion provisions of Section 5(a) prior to the effective date of such Extraordinary Transaction, the Company shall either (1) if redemption is elected by such 60% Interest, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the then outstanding shares of Series G Preferred Stock for an amount equal to the sum of (i) the aggregate Liquidation Preference plus (ii) the aggregate fair market value which would have been attributable to such outstanding shares of Series G Preferred Stock on an as-converted basis after accounting for the payment of the amount of the Liquidation Preference referred to in clause (i) above (such amount set forth as the sum of clauses (i) and (ii) above, the “Extraordinary Transaction Amount”), and no payment shall be made to the holders of the Common Stock or any other Junior Stock unless such amount is paid in full or (2) if such holder or holders elect to participate in such Extraordinary Transaction (such as, without limitation, a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation by all (but not less than all) of the then outstanding shares of Series G Preferred Stock (including in the case of a merger executing a merger agreement with an exchange ratio reflecting the provisions hereof) on terms giving effect to such holder's or holders' right to receive the Extraordinary Transaction Amount, in which event such Extraordinary Transaction Amount shall be paid in cash or, at the election of such 60% Interest, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, based on the respective preferential amounts to which each such class is entitled, in which event such preferential amount shall be deemed to have been distributed to the holders of the Series G Preferred Stock as if in a Liquidation Event.

(c)    The Company shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Common Stock or any other Junior Securities or any Parity Securities unless the holders of Series G Preferred shall have received the full Extraordinary Transaction Amount to which they are entitled hereunder in an Extraordinary Transaction.

(d)    The foregoing election shall be made by the 60% Interest giving the Company and each other holder of Series G Preferred not less than five (5) days' prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable. The provisions of this Section 6 shall not in any way limit the right of the holders of Series G Preferred Stock to elect to convert their shares into shares of Common Stock pursuant to Section 5(a) prior to or in connection with any Extraordinary Transaction.

(e)    For purposes of this Certificate of Vote, an “Extraordinary Transaction” means any transaction resulting in a Change of Control.

(f)    Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Series G Preferred Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms of this Section 6 shall be valued as follows:

(1)    If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(2)    If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of not less than a 60% Interest, provided that if the Company and the holders of a 60% Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Company.

(g)    Notice by Company. Not less than fifteen (15) days prior to the occurrence of any Extraordinary Transaction, the Company shall furnish each holder of Series G Preferred Stock notice in accordance with the Articles of Organization of the Company, together with a certificate prepared by the chief financial officer of the Company describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Company at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

7.    Procedure for Redemption.

(a)    Redemption Price and Date. Upon the election of the holders of not less than a 60% Interest to cause the Company to redeem the Series G Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section 6(a) or (b), all holders of Series G Preferred Stock shall be deemed to have elected to cause the Series G Preferred Stock to be so redeemed or to so participate. The date upon which a redemption or participation in a transaction shall actually occur in accordance with Section 6(a) or (b) shall be referred to as a “Redemption Date.” The redemption price for each share of Series G Preferred Stock redeemed or acquired pursuant to Section 6 shall be that stated in Section 6(a) or (b) as applicable (in either case, the “Redemption Price”); provided, however, that if at the Redemption Date shares of Series G Preferred Stock are unable to be redeemed (as contemplated by Section 7(b)), then holders of Series G Preferred Stock shall also be entitled to dividends on such shares of Series G Preferred Stock as shall not have been redeemed pursuant to Section 7(c). The aggregate Redemption Price shall be payable in immediately available funds by certified check or wire transfer to the respective holders of the Series G Preferred Stock on the Redemption Date, subject to Section 7(b), and except to the extent contemplated by Section 6(b). Upon any redemption or purchase of the Series G Preferred Stock as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. After the Redemption Date and until the aggregate Redemption Price has been paid for all shares of Series G Preferred Stock being redeemed or purchased: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Company; and (B) no shares of capital stock of the Company (other than the Series G Preferred Stock in accordance with Section 6) shall be purchased, redeemed or acquired by the Company and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(b)    Insufficient Funds. If the funds of the Company legally available to redeem shares of Series G Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date or the Company is otherwise prohibited from redeeming the total number of such shares, the Company shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series G Preferred Stock required to be so redeemed, including incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Company are legally available to redeem such shares of Series G Preferred Stock, the Company shall immediately use such funds to redeem the balance of the shares that the Company becomes obligated to redeem on the Redemption Date (but that it has not yet redeemed) at the Redemption Price.

(c)    Dividend After Redemption Date. In the event that shares of Series G Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section 3 until the date on which the Company actually redeems such shares.

(d)    Surrender of Certificates. Each holder of shares of Series G Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Company or such other place as the Company may from time to time designate by notice to the holders of Series G Preferred Stock, and each surrendered certificate shall  be canceled  and retired and  the Company  shall thereafter make  payment of  the applicable  Redemption  Price  in  immediately available funds by certified check or wire transfer; provided that if the Company has insufficient funds legally available to redeem all shares of Series G Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Redemption Price that the Company is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series G Preferred Stock not so redeemed.

8.    Reacquired Shares. Shares of Series G Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of The Commonwealth of Massachusetts) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of at least a majority of the then outstanding Series G Preferred Shares, may be redesignated and reissued as part of any series of Preferred Stock other than the Series G Preferred Stock.

9.    Voting Rights and Observation Rights.

(a)    The holders of the shares of Series G Preferred Stock shall be entitled to vote with the holders of Common Stock on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Each holder of shares of Series G Preferred Stock shall be entitled to such number of votes on any such matter as such holder would possess if such holder converted such shares of Series G Preferred Stock into shares of Common Stock at the then-applicable Conversion Price.

(b)    Except as provided in subsection (c) below, and until reduced to a number satisfactory to the holders of a majority of the Series G Preferred Stock (which in no event shall be less than seven (7)), (i) the maximum number of members of the Board of Directors shall be nine (9) and (ii) the holders of a majority of the Series G Preferred Stock, voting as a separate class, shall have the right to elect two (2) members of the Board of Directors.

(c)    Immediately upon any Event of Default and without any further action by the Company or any stockholder, (i) the number of members of the Board of Directors shall be increased by six (6) and (ii), the holders of a majority of the Series G Preferred Stock shall have, in addition to any other remedies available at law or equity (including, but not limited to, any indemnification rights) and in addition to their rights pursuant to Section 9(b), the right to elect such six (6) additional members of the Board of Directors. The special voting right set forth in this subsection (c) shall continue until the applicable Event of Default shall have been cured, if such Event of Default is capable of being cured, subject to revesting in the event of each and every recurrence of any Event of Default. At such time as any and all Events of Default shall have been cured, if such Events of Default are capable of being cured, those members of the Board of Directors who were appointed to the Board of Directors pursuant to clause (ii) of this Section 9(c) shall automatically be removed from the Board of Directors by the holders of a majority of the Series G Preferred Stock. In the event the number of members of the Board of Directors shall be seven (7), the number by which the Board of Directors shall be increased pursuant to clause (i) of this Section 9(c) and the number of such additional members of the Board of Directors which the holders of a majority of the Series G Preferred Stock shall have the right to elect pursuant to clause (ii) of this Section 9(c) shall each be four (4), and the other provisions of this Section 9(c) shall remain unchanged.

(d)    Immediately upon an Event of Default and without any further action by the Company or any shareholder, the Series G Directors shall constitute a special committee of the Board of Directors (the “Series G Committee”). During the continuance of an Event of Default, the Series G Committee shall have, subject to the provisions of the By-Laws of the Company, the exclusive authority to authorize, approve and take all actions necessary to consummate any Extraordinary Transaction. At such time as any and all Events of Default shall have been cured, if such Events of Default are capable of being cured, the exclusive authority to authorize, approve and take all actions necessary to consummate Extraordinary Transactions shall revert to the Board of Directors, subject to revesting in the Special Committee in the event of each and every recurrence of an Event of Default.

(e)    The directors elected by the holders of a majority of the Series G Preferred Stock, voting separately as a class pursuant to subsections (b) and (c) above, shall be defined herein as the “Series G Directors.” The Series G Directors shall not be “classified” directors within the meaning of Section 50A of the Massachusetts Business Corporation Law. The special voting right set forth in subsections (b) and (c) above may be exercised initially either at a special meeting of the holders of Series G Preferred Stock, at any annual meeting of the stockholders of the Company held for the purpose of electing directors or by the written consent of the holders of Series G Preferred Stock acting without a meeting, and thereafter at any such special meeting, annual meeting or by written consent. Each Series G Director shall be subject to removal during his or her term of office, either with or without cause, by, and only by, the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series G Preferred Stock, voting or consenting as a separate class. Any vacancy of a Series G Director position shall be filled only by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series G Preferred Stock, voting or consenting as a separate class.

(f)    Each committee of the Board of Directors, including, but not limited to, the compensation committee, shall include at least one of the Series G Directors (so long as there shall be at least one Series G Director serving on the Board of Directors).

(g)    The Company agrees that each holder of Series G Preferred Stock, may, from time to time, appoint a representative to attend meetings of the Board of Directors of the Company (and any committee or subcommittee thereof) as an observer (the “Observer”). The Observer shall not be entitled to vote, but shall be entitled to participate in any such meeting; provided, that the Observer shall not be entitled to participate in discussions or receive materials relating predominantly to the Observer or its Affiliates. Neither the holders of the Series G Preferred Stock nor the Observer shall have any duties, responsibilities or liability by virtue of attendance at such meetings or the failure to attend the same.

(h)    The Company shall send to the Observer the notice of the time and place of each meeting of the Board of Directors of the Company (and any committee or subcommittee thereof) in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. The Company shall also provide to the Observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or committee.

(i)    The rights to vote for members of the Board of Directors and Observers shall be transferable upon the sale of each Series G Preferred holder's interest in the Series G Preferred Stock.

10.    Special Consent Rights. At any time when twenty-five percent (25%) or more of the shares of Series G Preferred Stock issued on the Initial Issue Date are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law, by the Articles of Organization, as amended, or by the terms of the Series G Preferred Stock set forth herein and in addition to any other vote required by law or by the terms of the Series G Preferred Stock set forth herein, without limitation of the other rights, restrictions and protections contained in the terms of the Series G Preferred Stock set forth herein or otherwise available to holders of shares of Series G Preferred Stock, the Company shall not (and shall undertake that each Subsidiary shall not) take any of the following actions without the affirmative written consent of the holders of at least sixty percent (60%) of the then-outstanding Series G Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series:

(a)    alter, change or amend (by merger or otherwise) any of the rights, preferences or privileges of the Series G Preferred Stock;

(b)    amend, restate, alter, modify or repeal (by merger or otherwise) the Articles of Organization or By-Laws of the Company, including, without limitation, amending, restating, modifying or repealing (by merger or otherwise) (i) any certificate of vote of resolution of the Board of Directors of the Company, including this resolution of the Series G Preferred Stock, establishing a class or series of stock relating to any series of Preferred Stock or (ii) any of the rights, preferences and privileges of any other class of Capital Stock or the terms or provisions of any Option or Convertible Security;

(c)    (i) create, authorize or issue any Capital Stock or shares of any such class or series (except for Common Stock); (ii) create, authorize or issue any securities (including Options and Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, shares of Capital Stock (except for Common Stock); (iii) increase or decrease the authorized number of shares of Series G Preferred Stock; or (iv) increase or decrease the authorized number of shares of any class or series of Capital Stock or shares of any such class or series (except for Common Stock);

(d)    create, authorize or issue any Junior Securities (including Common Stock) or any securities (including Options and Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, Junior Securities (including Common Stock), in each case either at a price, or at a price which implies a value per share of Common Stock, below the Conversion Price of the Series G Preferred Stock in effect immediately prior to the time of such creation, authorization or issuance, except for the issuance of options to purchase up to an aggregate of 3,250,000 shares of Common Stock to officers, directors and employees of the Company and its Subsidiaries pursuant to the Company 1997 Stock Option Plan or any other stock option plan approved by the Board of Directors and at least 60% of the Series G Preferred;

(e)    (i) initiate or suffer to exist any Liquidation Event, Extraordinary Transaction or Change of Control or any other merger, consolidation or combination or (ii) otherwise discontinue or dispose of more than 10% of the assets of its business;

(f)    initiate or suffer to exist any recapitalization of the Company, or reclassify any authorized Capital Stock of the Company into any other class or series of Capital Stock of the Company;

(g)    declare or pay any dividend or make any distribution (including, without limitation, by way of redemption, purchase or other acquisition) with respect to shares of Capital Stock of the Company (other than dividends or distributions in respect of shares of Series G Preferred Stock made in accordance with the provisions of Sections 3, 4(a), 5(a), 6 or 7(c) hereof) or any securities convertible into or exercisable, redeemable or exchangeable for any share of Capital Stock of the Company (including, without limitation, any Option or Convertible Security) directly or indirectly, whether in cash, obligations or shares of the Company; except for the declaration of a dividend for the sole purpose of effectuating a stock split with respect to the Company's Common Stock;

(h)    redeem any shares of the Company's Capital Stock (other than shares of the Series G Preferred Stock pursuant to the terms of this Certificate of Vote);

(i)    acquire, in one or a series of transactions, any equity ownership interest, by way of merger or otherwise, in any Person, or any asset or assets of any Person, where the aggregate consideration payable in connection with such acquisition (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is at least $1,000,000;

(j)    lease or license, in one or a series of transactions, any asset or assets of any Person, where the aggregate consideration payable in connection with such lease or license (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is at least $500,000;

(k)    make any material change in the nature of its business as conducted on the Initial Issue Date or materially modify the Company's business plan;

(l)    sell, transfer, convey, lease, license or dispose of, outside the ordinary course of business, any material assets or properties of the Company, whether now or hereafter acquired, in any transaction or transactions that call for payments in excess of $500,000;

(m)    establish or purchase any Subsidiary or invest in any Affiliate, other than a Subsidiary that is (i) wholly-owned by the Company or (ii) wholly-owned by another Subsidiary that is wholly-owned by the Company;

(n)    enter into any agreements, transactions or leases not in the ordinary course of the Company's business as conducted on the Initial Issue Date, that call for payments in excess of $500,000;

(o)    enter into any employment contract requiring the payment of over $100,000 cash compensation per annum that is not approved by either (i) the compensation committee of the Board of Directors or (ii) the Board of Directors, provided that for the purposes of this Section 10(o)(ii) such approval of the Board of Directors shall not be valid without the approval of all of the Series G Directors;

(p)    grant or suffer to exist any material lien, other than liens which arise in the ordinary course of the Company's business as conducted on the Initial Closing Date;

(q)    (i) create or incur any new Indebtedness in excess of $500,000, (ii) create or incur any Indebtedness under existing credit facilities or arrangements in excess of the amounts authorized as of the Initial Closing Date pursuant to such facilities or arrangements or (iii) enter into, amend, extend or restate any loan agreement, guaranty, capital lease or other borrowing arrangement with respect to any Indebtedness in excess of $500,000;

(r)    make capital expenditures during any fiscal year in amounts in excess of the amounts budgeted, authorized and approved for such fiscal year by either (i) the Finance Committee of the Board of Directors, or (ii) if applicable, the Board of Directors, provided that for the purposes of this Section 10(r)(ii) such approval of the Board of Directors shall not be valid without the approval of all of the Series G Directors;

(s)    enter into any transaction or series of related transactions pursuant to which the Company incurs an obligation or liability greater than $1,000,000;

(t)    make loans, advances or investments exceeding $250,000 in the aggregate during any fiscal year;

(u)    enter into any agreement (or otherwise take any action) which has the effect of or results in increasing management or executive compensation by more than 10% during any fiscal year, excluding agreements entered into prior to the Initial Issue Date; or

(v)    enter into any agreement, oral, written or otherwise (or otherwise take any action), which has the effect of or results in any agreement or understanding to do any of the foregoing.

11.    Right to Amend. Subject to the provisions of the Massachusetts Business Corporation Law, the terms of the Series G Preferred Stock set forth herein may be amended, altered or repealed only with the prior written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series G Preferred Stock.

12.    Right of First Offer.

(a)    Subject to the terms and conditions specified in this Section 12, the Company hereby grants to the holders of Series G Shares a right of first offer with respect to future sales by the Company of its shares of Capital Stock, Options or Convertible Securities (collectively, “First Offer Shares”).

(b)    Each time the Company proposes to offer any First Offer Shares, the Company shall first make an offering of such First Offer Shares to each holder of Series G Shares in accordance with the following provisions:

(1)    The Company shall deliver a notice by certified mail (the “First Offer Notice”) to each holder of Series G Shares stating (i) its bona fide intention to offer or issue such First Offer Shares, (ii) the number of such First Offer Shares to be offered, and (iii) the price, if any, for which it proposes to offer such First Offer Shares.

(2)    Within 10 calendar days after receipt of the First Offer Notice, each holder of Series G Shares may elect to purchase or obtain, at the price and on the terms specified in the First Offer Notice, up to that portion of such First Offer Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series G Shares then held, by such holder of Series G Shares bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of the Series G Shares then outstanding. The Company shall promptly in writing, inform each holder of Series G Shares which purchases all the shares available to it (a “Fully Exercising Holder”) of any other holder of Series G Shares failure to do likewise. During the 10-day period commencing after receipt of such information from the Company, each Fully Exercising Holder shall be entitled to obtain that portion of the shares subject to such right of first refusal and not subscribed for by the holders of Series G Shares which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series G Shares then held, by such Fully Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series G Shares then held, by all Fully Exercising Holders who wish to purchase some of the unsubscribed shares.

(3)    If all such First Offer Shares referred to in the First Offer Notice are not elected to be obtained as provided in subsection (2) hereof, the Company may, during the 60-day period following the expiration of the period provided in subsection (2) hereof, offer the remaining unsubscribed First Offer Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the First Offer Notice. If the Company does not enter into an agreement for the sale of the First Offer Shares within such period. or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such First Offer Shares shall not be offered unless first reoffered to the holders of Series G Shares in accordance herewith.

(4)    The right of first offer granted in this Section 12 shall not be applicable to (i) the exercise or conversion of Convertible Securities and Options outstanding on the Initial Issue Date, (ii) the issuance or exercise of the Series G Warrants, (iii) (a) the issuance of Options to purchase up to 3,250,000 shares of Common Stock pursuant to the Company 1997 Stock Option Plan or any other stock option plan approved by the Board of Directors and the holders of at least 60% of the then outstanding Series G Shares and (b) the issuance of Options to purchase an aggregate of 3,250,000 shares of Common Stock and 7,500 shares of Series G Preferred to Bradford C. Walker pursuant to the Employment Agreement, dated as of August 6, 2002, between the Company and Bradford C. Walker, (iv) the issuance of shares of Capital Stock of the Company and Options to purchase shares of Capital Stock of the Company pursuant to the Conversion and Exchange Agreement, dated as of August 6, 2002, between the Company and certain parties thereto and (v) the issuance of shares of Series G Preferred Stock and warrants to purchase Common Stock pursuant to the Purchase Agreement, dated as of August 6, 2002, between the Company and Purchasers named in Schedule I thereto.

(5)    Subject to any applicable provision of Massachusetts law, any term of this Section 12 may be amended and the observance of any term of this Section 12 may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent or agreement of the holders of 60% of the then outstanding shares of Series G Preferred Stock. Any amendment or waiver effected in accordance with this Subsection shall be binding upon each holder of any securities of the Company at the time outstanding (including securities into which such securities are convertible) with rights under this Section 12, each future holder of all such securities, and the Company.

13.    Definitions. For the purposes of this resolution, the following terms shall have the meanings indicated (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean, with respect to a specified Person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) any other Person that owns, directly or indirectly, five percent (5%) or more of such specified person's Capital Stock, (c) any employee or director of such specified Person, (d) any member of the family of any Person specified in clauses (a), (b), and (c), or (e) any corporation, limited liability company, partnership, trust or other entity in which any Person set forth in clauses (a), (b), (c) or (d) above, or member of the family of any such Person, is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding Capital Stock thereof. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Articles of Organization” means the Articles of Organization of the Company, as amended on the date hereof, and from time to time thereafter.

“Beneficial Owner” shall have the meaning ascribed to such term or the term “beneficial ownership” in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means (a) (i) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (other than General Electric Company and its Affiliates) shall become the Beneficial Owner, directly or indirectly, beneficially or of record, of shares of Capital Stock of the Company representing 40% or more of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company; (ii) the consummation of a merger, consolidation, reorganization, or recapitalization of the Company or to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such transaction own, immediately following such transaction, less than 50% of the combined voting power of the surviving Person; or (iii) the sale, lease, license or other transfer of a substantial portion of the assets of the Company; in each of cases (i) through (iii) (inclusive) above, in a single transaction or series of transactions; (b) (i) any Person or Group (other than the Company and its Affiliates) shall become the Beneficial Owner, directly or indirectly, beneficially or of record, of shares of Capital Stock of PrimeSource Surgical, Inc. representing 40% or more of the aggregate voting power represented by the issued and outstanding Capital Stock of PrimeSource Surgical, Inc.; (ii) the consummation of a merger, consolidation, reorganization, or recapitalization of PrimeSource Surgical, Inc. or to which PrimeSource Surgical, Inc. is a party if the Company owns, immediately following such transaction, less than 50% of the combined voting power of the surviving Person; (iii) a sale lease, license or other transfer of a substantial portion of the assets of PrimeSource Surgical, Inc.; (iv) the commencement by PrimeSource Surgical, Inc. of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against PrimeSource Surgical, Inc. with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (v) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of PrimeSource Surgical, Inc.; (vi) the commencement by PrimeSource Surgical, Inc. of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to PrimeSource Surgical, Inc.; (vii) the commencement against PrimeSource Surgical, Inc. of any proceeding set forth in the preceding clause (vi), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (viii) the adjudication of PrimeSource Surgical, Inc. insolvent or bankrupt, or the adoption by PrimeSource Surgical, Inc. of a plan of liquidation, or (ix) the filing of a certificate of dissolution in respect of PrimeSource Surgical, Inc. with the Secretary of State of the State of Delaware; in each of cases (i) through (ix) (inclusive) above, in a single transaction or series of transactions. For purposes of this definition, 75% or more of the assets of a Person, determined by fair market value, shall be deemed to be a “substantial portion” of the assets of such Person.

“Common Stock” shall have the meaning set forth in Section 2 hereof, or, with respect to Section 5 hereof, the meaning set forth in Section 5(n) hereof.

“Company” means LXU Healthcare, Inc., a Massachusetts corporation.

“Company 1997 Stock Option Plan” means the 1997 Stock Option/Stock Issuance Plan adopted by the Board of Directors of the Company and ratified by the Company's Stockholders.

“Conversion Price” shall have the meaning set forth in Section 5(a) hereof.

“Convertible Security” shall have the meaning set forth in Section 5(d)(1) hereof.

“Event of Default” shall mean (a) the breach by the Company of any covenant, representation or warranty in (i) this Certificate of Vote of the Series G Preferred Stock; (ii) the Purchase Agreement, dated as of August 6, 2002, among the Company and the Purchasers named therein, (iii) the Second Amended and Restated Registration Rights Agreement, dated as of August 6, 2002 among the Company and the Stockholders named therein, (iv) the Co-Sale Agreement, dated as of August 6, 2002, among the Company and the Stockholders named therein; or (v) the Company's By-Laws; (b) any Liquidation Event; (c) any default or event of default (or any event or condition which, with the passage of time or the giving of notice, or both, could become such a default or event of default) by or with respect to the Company or any Subsidiary in respect of Indebtedness of the Company or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts) of more than $500,000; (d) without limiting clause (c) above, any default or event of default (or any event or condition which, with the passage of time or the giving of notice, or both, could become such a default or event of default) by or with respect to the Company or any Subsidiary with respect to any Indebtedness owing by the Company or such Subsidiary to Citizens Bank of Massachusetts or ARK CLO 2000-1, Limited; (e) any failure by the Company to redeem on the Redemption Date the total number of shares of Series G Preferred Stock required to be redeemed on such date; and (f) any failure by the Company to call a meeting of the Company's stockholders to approve an amendment to the Articles of Organization increasing the number of authorized shares of Common Stock to at least 68,000,000 prior to December 31, 2002; provided for the purposes of each of items (a)(ii) through (a)(iv), (e) and (f) that no Event of Default shall be deemed to have occurred until the Company shall have received notice from the holders of at least 60% of the Series G Shares that such holders consider the breach or failure in question to constitute an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Offer Notice” shall have the meaning set forth in Section 12(b)(1) hereof.

“First Offer Shares” shall have the meaning set forth in Section 12(a) hereof.

“Fully Exercising Holder” shall have the meaning set forth in Section 12(b)(2) hereof.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect as of the Initial Issue Date.

“Indebtedness” shall mean, as to any Person without duplication, (a) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person and its Subsidiaries (including any obligation of such Person to the issuer of any letter of credit for reimbursement in respect of any drafts drawn under such letter of credit), (b) capital lease obligations of such Person and (c) all obligations of other Persons that such Person has guaranteed, including, without limitation, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person.

“Initial Issue Date” shall mean the date of the initial issuance of any share or shares of Series G Preferred Stock.

“Issue Date” shall mean, with respect to any share of Series G Preferred Stock, the actual date of issue of such Series G Share.

“Junior Securities” shall have the meaning set forth in Section 2 hereof.

“Extraordinary Transaction” shall have the meaning set forth in Section 6(e) hereof.

“Extraordinary Transaction Amount” shall have the meaning set forth in Section 6(b) hereof.

“Liquidation Preference” shall have the meaning set forth in Section 4(a) hereof.

“Liquidation Event” shall have the meaning set forth in Section 4(c) hereof.

“Observer” shall have the meaning set forth in Section 9(f) hereof.

“Options” shall have the meaning set forth in Section 5(d)(1) hereof.

“Original Issue Price” shall have the meaning set forth in Section 1 hereof.

ARTICLE V.

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI.

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state “None”.)

1.    No director shall be personally liable to the corporation or to any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent required from time to time by applicable law, this provision shall not eliminate the liability of a director, to the extent such liability is provided by applicable law, (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (c) under Section 61 or Section 62 of the Business Corporation Law of The Commonwealth of Massachusetts, or (d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI-A shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

2.    Indemnification.

2.1    Right to Indemnification. The corporation shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Proceeding”), by reason of being, having been or having agreed to become, a director or officer of the corporation, or serving, having served or having agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including without limitation reasonable attorneys' fees, judgments, fines, “ERISA” excise taxes or penalties) incurred or suffered by the Indemnitee or on behalf of the Indemnitee in connection with such Proceeding and any appeal therefrom, unless the Indemnitee shall have been adjudicated in such Proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in Section 2.6 below, the corporation shall not indemnify or advance expenses to an Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by the Indemnitee, unless the initiation thereof was approved by the Board of Directors of the corporation.

2.2    Settlements. Subject to compliance by the Indemnitee with the applicable provisions of Section 2.5 below, the right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such Proceeding and any appeal therefrom, and all expenses (including attorneys' fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless it is held or determined pursuant to Section 2.5 below that the Indemnitee did not act in good faith in the reasonable belief that his or her action was in the best interest of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

2.3    Notification and Defense of Proceedings. The Indemnitee shall notify the corporation in writing as soon as reasonably practicable of any Proceeding involving the Indemnitee for which indemnity or advancement of expenses is intended to be sought. Any omission so to notify the corporation shall not relieve it from any liability that it may have to the Indemnitee under this Article unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the corporation. With respect to any Proceeding of which the corporation is so notified, the corporation shall be entitled, but not obligated, to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee, except as provided in the last sentence of this Section 2.3. After notice from the corporation to the Indemnitee of its election so to assume such defense (subject to the limitations in the last sentence of this Section 2.3), the corporation shall not be liable to the Indemnitee for any fees and expenses of counsel subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided below in this Section 2.3. The Indemnitee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof at its expense with counsel reasonably acceptable to Indemnitee shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee at the corporation's expense has been authorized by the corporation,  (ii)  counsel to the  Indemnitee shall  have  reasonably  concluded  that  there  may  be a conflict of  interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel reasonably acceptable to the Indemnitee to assume the defense of such Proceeding within a reasonable time after receiving notice thereof, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any Proceeding brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

2.4    Advancement of Expenses. Except as provided in Section 2.3 of this Article, as part of the right to indemnification granted by this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending any Proceeding within the scope of Section 2.1 of this Article or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of a written undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized by Section 2.1 or Section 2.2 of this Article. Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. Such advancement of expenses shall be made by the corporation promptly following its receipt of written requests therefor by the Indemnitee, accompanied by reasonably detailed documentation, and of the foregoing undertaking.

2.5    Certain Presumptions and Determinations. If, in a Proceeding brought by or in the right of the corporation, a director or officer of the corporation is held not liable for monetary damages, whether because that director or officer is relieved of personal liability under the provisions of Section 1 of this Article or otherwise, that director or officer shall be deemed to have met the standard of conduct set forth in Section 2.1 and thus to be entitled to be indemnified by the corporation thereunder. In any adjudicated Proceeding against an Indemnitee brought by reason of the Indemnitee's serving, having served or agreed to serve, at the request of the corporation, an organization other than the corporation in one or more of the capacities indicated in Section 2.1, if the Indemnitee shall not have been adjudicated not to have acted in good faith in the reasonable belief that the Indemnitee's action was in the best interest of such other organization, the Indemnitee shall be deemed to have met the standard of conduct set forth in Section 2.1 and thus be entitled to be indemnified thereunder. An adjudication in such a Proceeding that the Indemnitee did not act in good faith in the reasonable belief that the Indemnitee's action was in the best interest of such other organization shall not create a presumption that the Indemnitee has not met the standard of conduct set forth in Section 2.1. In order to obtain indemnification of amounts paid in settlement pursuant to Section 2.2 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to such indemnification. Any such indemnification under Section 2.2 shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless a court of competent jurisdiction holds within such 60-day period that the Indemnitee did not meet the standard of conduct set forth in Section 2.2 or the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet such standard. Such determination shall be made by the Board of Directors of the corporation, based on advice of independent legal counsel (who may, with the consent of the Indemnitee, be regular legal counsel to the corporation). The corporation and the directors shall be under no obligation to undertake any such determination or to seek any ruling from any court.

2.6    Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such a request, in whole or in part, or with respect to indemnification pursuant to Section 2.2, if no disposition thereof is made within the 60-day period referred to above in Section 2.5. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither absence of any determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met any applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 2.5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including reasonable attorneys' fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding shall also be paid by the corporation.

2.7    Contract Right; Subsequent Amendment. The right to indemnification and advancement of expenses conferred in this Article shall be a contract right. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any Proceeding arising out of or relating to any action, omission, transaction or facts occurring prior to the final adoption of such amendment, termination or repeal, except with the consent of the Indemnitee.

2.8    Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise both as to action in his or her official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with any Indemnitee providing indemnification rights and procedures different from those set forth in the Article.

2.9    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or. amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with any Proceeding and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

2.10    Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

2.11    Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any Proceeding arising out of or relating to any action, omission, transaction or facts occurring on or prior to the date of such merger or consolidation.

2.12    Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify and advance expenses to each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any Proceeding, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

2.13    Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws as so amended.

2.14    Indemnification of Others. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to employees or agents of the corporation or other persons serving the corporation who are not Indemnitees, and such rights may be equivalent to, or greater or less than, those set forth in this Article.

3.    Meeting of the stockholders of the corporation may be held anywhere in the United States.

4.    The directors may make, amend, or repeal the By-Laws in whole or in part except with respect to any provision thereof which by law or the By-Laws requires action by the stockholders.

5.    The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.

6.    The Corporation may at any time enter into agreements redeem and/or redeem its outstanding stock from any stockholder or stockholders without having to extend the same offer to its other stockholders.

ARTICLE VII.

Unless otherwise provided in the articles of organization, the effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

Specify the number of articles being amended: None.

Signed by  ____/s/ Shaun McMeans_______________________________________________________
                          (signature of authorized individual)

(please check appropriate box)

☐    Chairman of the Board of Directors

☐    President

☒    Other Officer

☐    Court-appointed Fiduciary

Signed on this   5th   day of May of 2005.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to coporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:
May 10, 2005 11:28 AM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth